UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 30, 2009
Sykes Enterprises, Incorporated

(Exact name of registrant as specified in its charter)

Florida	0-28274	56-1383460

(State or other jurisdiction of incorporation	(Commission File Number)	(IRS Employer Identification No.

400 N. Ashley Drive, Tampa, Florida	33602

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (813) 274-1000

(Former name or former address if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05 Costs Associated with Exit or Disposal Activities.
     On June 30, 2009, Sykes Enterprises, Incorporated (the “Company”) committed to a plan (the “Plan”) to sell or close its Employee Assistance and Occupational Health operations in Calgary, Alberta, Canada, which was originally acquired on March 1, 2005 when the Company purchased the shares of Kelly, Luttmer & Associates Limited (“KLA”). Total cash consideration paid was approximately $3.2 million. The purchase price resulted in a purchase price allocation to net assets of $0.2 million, purchased intangible assets of $2.4 million (primarily customer relationships) and goodwill of $0.6 million. Upon review of KLA’s actual and forecasted operating results for 2009 and deterioration of the KLA customer base and loss of key employees, management (with the approval of the Finance Committee of the Board of Directors) determined to sell or dispose of the KLA operations. The Company expects to sell or close the Calgary operations on or before June 30, 2010.
     The major costs expected to be incurred with the Plan to close the Calgary operations are impairments of intangible assets (primarily customer relationships) and goodwill and facility-related costs (primarily consisting of those costs associated with the real estate lease) estimated at $2.1 million to $2.8 million. The Company estimates $1.5 million to $1.8 million of the costs associated with this closure will be non-cash impairment charges (as discussed below), while approximately $0.6 million to $1.0 million will be cash expenditures. The Company estimates that facility-related costs for the Calgary closing will be approximately $0.5 million to $0.9 million to be paid through the remainder of the lease term ending July 2012 and approximately $0.1 million in one-time employee termination benefits. The exact timing and actual amounts of the facility-related payments are dependent upon the Company’s ability to sublease these facilities. If the events and circumstances regarding the Company’s ability to sublease the facilities change, these estimates would change.
Item 2.06 Material Impairments.
     KLA intangible assets (primarily customer relationships) and goodwill — In connection with the closure of the KLA operations described above, the Company estimates it will incur non-cash impairment losses of approximately $0.9 million to $1.2 million related to intangible assets (primarily customer relationships) and $0.6 million related to goodwill. The exact timing and actual amounts of the impairment charges are dependent upon the Company’s ability to sell the KLA business.
     Investment in SHPS — In addition to the above mentioned impairment charge related to KLA, on June 30, 2009, the Company estimated it will incur a non-cash impairment loss of approximately $2.1 million on its noncontrolling ownership interest in SHPS, Inc. (“SHPS”), which is accounted for at cost. In June 2009, the Company received notice from SHPS that the shareholders of SHPS had approved a merger agreement between SHPS and SHPS Acquisition, Inc., pursuant to which the common stock of SHPS, including the common stock owned by us, would be converted into the right to receive $0.000001 per share in cash. SHPS has informed us that it believes the estimated fair value of the SHPS common stock to be equal to such per share amount. As a result of this transaction and careful evaluation of the Company’s legal options, the Company believes it is more likely than not that we will not be able to recover the $2.1 million carrying value of the investment in SHPS. Therefore, due to the decline in value that is other than temporary, management will charge earnings for a non-cash impairment loss of approximately $2.1 million as of June 30, 2009.
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SIGNATURES
     Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

SYKES ENTERPRISES, INCORPORATED
By:	/s/ W. Michael Kipphut
W. Michael Kipphut
Senior Vice President and Chief Financial Officer

Date: July 7, 2009